EXHIBIT 99.1

Upexi Signs Letter of Intent to Acquire Wellness and Nutrition Brand with Trailing Twelve Month Revenue of $15 Million and Positive EBITDA

Upexi expects to close the transaction in May.

Clearwater, FL / April 13, 2023 / Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct to Consumer brand owner and innovator in aggregation, today announced the signing of a non binding Letter of Intent (“LOI”) to acquire all the assets including working capital of a Texas-based wellness and nutrition brand specializing in the growing superfoods category (the “Acquired Company”) with approximately $15 million in trailing twelve month revenue for $2.5 million in a combination of cash, stock and an earn out.

Upexi CEO, Allan Marshall stated, “This acquisition falls squarely in line with our strategy to acquire founder owned and operated, high margin, profitable brands. We see tremendous cost synergies and value in high margin, data rich brands in our non discretionary product category. Current market turmoil is presenting favorable opportunities for acquisitions and opportunities for Upexi’s short and long term business growth. We will be opportunistic with a focus on maintaining our current growth trajectory through 2024 and beyond.”

Under the terms of the LOI, and pending due diligence, Upexi will acquire 100% of the assets or stock of the Acquired Company, including all tangible and intangible assets, any existing contracts, customer and vendor relationships, trademarks, patents, and leases. The purchase price at closing will be $2.5 million with additional stock consideration to be earned based on adjusted EBITDA performance. Of this, $2 million will be paid in cash and $500,000 will be paid in Upexi stock upon the closing of the transaction, with additional stock consideration to be earned based on specific Adjusted EBITDA performance. The purchase price assumes that the Acquired Company does not hold long-term debt and that it will transfer $1 million of working capital at closing.

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About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Forward Looking Statements:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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